EXHIBIT 99

FOR IMMEDIATE RELEASE
Contact:
PGT Media Relations
Danielle Mikesell
Office: 941-480-1600
dmikesell@pgtindustries.com

PGT, Inc.adds two Directors to Board
Sheree Bargabos
Jeff Jackson

N. VENICE, FL – February 2, 2016 -- PGT, Inc. (NASDAQ: PGTI), the nation’s leading manufacturer and supplier of residential impact-resistant windows and doorstoday announced that Sheree Bargabos and Jeff Jackson have joined its board of directors.Ms. Bargabos was most recently Vice President, Customer Experience at Owens Corning, a global maker of building composite materials, where she spent 35 years in various management roles including President of the $2B Roofing and Asphalt division. Mr. Jackson is President and Chief Operating Officer of PGT.

PGT Chief Executive Officer and Chairman of the Board, Rod Hershberger, said: “Ms. Bargabos brings a wealth of executive management experience in running successful businesses at Owens Corning. Her expertise and deep knowledge in the building products industry will be immensely valuable to PGT in the years ahead.”

Mr. Hershberger continued, “Jeff has been a key member of PGT’s executive team since he led the company through our successful IPO. His operational expertise and vision for success has led to PGT engaging in two significant acquisitions to grow the company. Under his leadership, PGT has grown significantly in the last 10 years.”

Ms. Bargabos said, “I am extremely pleased to be joining PGT’s board of directors. PGT has an enviable reputation and leading industry position. I look forward to working with the board and the Company as it executes its strategic and geographic growth and diversification.”

Mr. Jackson said, “It is an honor for me to be named as a director of PGT.  I look forward to working with the board to continue to expand PGT’s growth into new markets and expand our footprint.”

Ms. Bargabos was Vice President, Customer Experience, Roofing from 2013 to 2015. Prior to this role she was President, Roofing and Asphalt from 2002 to 2012. Over her decade in this role, the business grew from $1.4 billion to $2.0 billion in revenues, largely through organic growth. She successfully initiated footprint reductions and cost initiatives and expanded operating margins from mid-single digits to a peak of 28 percent. Ms. Bargabos also changed the business model from dependency on the cyclical new home building market to a focus on the higher margin remodeling and roofing accessories markets.

Ms. Bargabos held multiple key roles throughout her career at Owens Corning. From 1977 to 1998 she worked at various divisions such as Engineering, Market/Product Management, District Sales, Plant Manager and General Manager.

She earned a BS in Chemistry from McGill University in 1977.

Mr. Jackson joined PGT in November 2005 as Vice President and Chief Financial Officer. The following year, he helped lead the Company's IPO, and was later named Executive Vice President. In 2014, Mr. Jackson was appointed President and Chief Operating Officer with responsibilities of overseeing the Company’s strategic plan, as well as all aspects of operations. Prior to joining PGT, he served in various Executive Management roles, including Division Chief Financial Officer, Vice President Corporate Controller, and Senior Vice President of Operations.

He earned a B.B.A. from the University of West Georgia and is a Certified Public Accountant in both Georgia and California.

ABOUT PGT INCORPORATED:
PGT INC. (NASDAQ: PGTI), headquartered in North Venice, Florida, creates products and services which focus on protecting and enhancing the beauty and functionality of homes and businesses. The Company’s trusted brands include PGT Windows & Doors and CGI Windows & Doors. PGT Industries holds a solid market leadership position within its segment and is part of the S&P SmallCap 400 Index. For additional information, visit ir.pgtindustries.com.